TRUST AGREEMENT
BETWEEN
ABERCROMBIE & FITCH CO.
AND
WILMINGTON TRUST COMPANY
OCTOBER 16, 2006

-i-

TRUST AGREEMENT
     This Trust Agreement (this “Agreement”) for the Abercrombie & Fitch Nonqualified Savings and Supplemental Retirement Plan, the Supplemental Executive Retirement Plan for Michael S. Jeffries and each and every other plan set forth on Exhibit A (each a “Plan” and collectively the “Plans”) made as of the 16th day of October, 2006 by and between Abercrombie & Fitch Co., a Delaware corporation (the “Company”), and Wilmington Trust Company (the “Trustee”).
WITNESSETH:
     WHEREAS, certain individuals (“Participants”) who provide services to the Company, or an affiliate of the Company (“Affiliate”), may become entitled to benefits under the provisions of the Plans, as the same have been or in the future may be amended or restated by the Company without amendment or restatement to this Agreement, or any successor thereto (hereinafter the entity for which a Participant provided services, including the Company, shall be referred to as the “Employer Company”);
     WHEREAS, the Plans provide for certain income deferral and other benefits, and the Company wishes to assure the payment to the Participants and their beneficiaries (the Participants and their respective beneficiaries are collectively referred to as the “Trust Beneficiaries”) of amounts due thereunder (the amounts so payable are collectively referred to as the “Benefits”);
     WHEREAS, the Company wishes to establish a trust (the “Trust”) and to transfer to the Trust certain assets which shall be held subject to the claims of the creditors of each Employer Company to the extent set forth in Article III until (i) paid in full to all Trust Beneficiaries as Benefits in such manner and as specified in this Agreement unless a respective Employer Company is Insolvent (as that term is defined below) at the time that such Benefits become payable or (ii) otherwise disposed of pursuant to the terms of this Agreement; and
     WHEREAS, an Employer Company shall be considered “Insolvent” for purposes of this Agreement at such time as the Employer Company (i) is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, as amended from time to time, or (ii) is unable to pay its debts as they become due.
     NOW, THEREFORE, the parties establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:
I. TRUST FUND
     1.1 Subject to the claims of creditors to the extent set forth in Article III, the Company shall from time to time and pursuant to the terms of each of the Plans deposit with the Trustee, in trust, cash or other property acceptable to the Trustee, which shall become the principal of this Trust, to be held, administered and disposed of by the Trustee as provided in this Agreement.
     1.2 This Trust shall be irrevocable.

     1.3 The principal of the Trust and any earnings thereon shall be held in trust separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes set forth in this Agreement. No Trust Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust prior to the time that such assets are paid to a Trust Beneficiary as Benefits as provided herein. Any rights created under this Agreement shall be merely unsecured contractual rights of Trust Beneficiaries with respect to the respective Employer Company. The obligation of the Employer Companies to pay Benefits pursuant to this Agreement constitutes merely an unfunded and unsecured promise to pay such Benefits.
     1.4 The Company may at any time and from time to time make additional deposits of cash or other property in the Trust to augment the principal to be held, administered and disposed of by the Trustee as herein provided, but no payment of all or any portion of the principal of the Trust or earnings thereon shall be made to the Company or other person or entity on behalf of the Company except as herein expressly provided. The Trustee shall have no duty to enforce any funding obligations of the Company.
     1.5 The Trust is intended to be a grantor trust, within the meaning of section 671 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, and shall be construed accordingly. The purpose of the Trust is to assure that the obligations to the Participants pursuant to the Plan are fulfilled. The Trust is neither intended nor designed to qualify under section 401(a) of the Code or to be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
II. PAYMENTS TO TRUST BENEFICIARIES
     2.1 Provided that the respective Employer Company is not Insolvent, the Trustee shall from time to time, upon the direction of the Company make payments of Benefits to each Trust Beneficiary from the assets of the Trust in accordance with the direction received from the Company.
     2.2 The Trustee shall continue to pay Benefits to the Trust Beneficiaries in accordance with Section 2.1 until the assets of the Trust are depleted, subject to Section 11.2. If any current payment by the Trustee under the terms of this Agreement would deplete the assets of the Trust below the amount necessary to provide adequately for Benefits to be payable in the future pursuant to the terms of the related Plan, the Trustee shall nevertheless make the current payment when due. If, after application of the preceding sentence, amounts in the Trust are not sufficient to provide for full payment of the Benefits to which any Trust Beneficiary is entitled as provided in this Agreement, the Company shall make the balance of each such payment directly to the Trust Beneficiary as it becomes due.
     2.3 The Employer Company or an Affiliate may make payments of Benefits directly to each or any Trust Beneficiary. The Employer Company or Affiliate shall notify the Trustee in writing of its decision to pay Benefits directly at least 10 days prior to the time amounts are due to be paid to a Trust Beneficiary and may be reimbursed from the Trust upon submission of documentation satisfactory to the Trustee to evidence that the payments were properly made.

     2.4 Nothing in this Agreement shall in any way diminish any rights of any Trust Beneficiary to pursue such Trust Beneficiary’s rights as a general creditor of the respective Employer Company with respect to Benefits or otherwise, and the rights of each Trust Beneficiary under the respective Plan shall in no way be affected or diminished by any provision of this Agreement or action taken pursuant to this Agreement, except that any payment actually received by any Trust Beneficiary shall reduce dollar per dollar amounts otherwise due to such Trust Beneficiary pursuant to such Plan.
     2.5 The Company shall have the sole responsibility for all tax withholding filings and reports. The Trustee shall withhold such amounts from distributions as the Company directs and shall follow the instructions of the Company with respect to remission of such withheld amounts to the appropriate governmental authorities.
III. THE TRUSTEE’S RESPONSIBILITY REGARDING PAYMENTS TO
A TRUST BENEFICIARY WHEN AN EMPLOYER COMPANY IS INSOLVENT
     3.1 At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of creditors of the respective Employer Companies to the extent set forth in this Section 3.1. The Board and the CEO of each Employer Company shall have the duty to inform the Trustee in writing if either the Board or the CEO of the Employer Company believes that the Employer Company is Insolvent. If the Trustee receives a notice in writing from the Board or the CEO of the Employer Company stating that the Employer Company is Insolvent or if a person claiming to be a creditor of the Employer Company alleges in writing to the Trustee that the Employer Company has become Insolvent, the Trustee shall independently determine within 30 days after receipt of such notice whether the Employer Company is Insolvent. In making this determination, the Trustee may engage the outside accountants of the Employer Company to render an opinion as to the solvency of the Employer Company and shall be fully protected under Section 8.6 in relying upon the advice of such accountants. In addition, the Employer Company shall provide the Trustee or its agents, including the outside accountants of the Employer Company, with any information reasonably requested, and otherwise cooperate with the Trustee or its agents in making the determination. Pending such determination, or if the Trustee has actual knowledge or has determined that the Employer Company is Insolvent, the Trustee shall discontinue or refrain from making payments to any Trust Beneficiary of such Employer Company and hold those Trust assets, including undistributed principal and income of the Trust, attributable to the Trust Beneficiaries of such Employer Company for the benefit of the general creditors of such Employer Company.
     3.2 The Trustee shall pay the Trust assets so designated to the extent necessary to satisfy the claims of the creditors of the Employer Company as a court of competent jurisdiction may direct. If the Trustee has discontinued or refrained from making payments to any Trust Beneficiary pursuant to this Section 3.1, the Trustee shall pay or resume payments to such Trust Beneficiary in accordance with this Agreement if the Trustee has determined that the Employer Company is not Insolvent, or is no longer Insolvent (if the Trustee initially determined the Employer Company to be Insolvent), or pursuant to the order of a court of competent jurisdiction. Unless the Trustee has actual knowledge of Insolvency, or has received notice from the Board of the Employer Company, the CEO of the Employer Company, or a person claiming to be a creditor of the Employer Company alleging that the Employer Company is Insolvent, the Trustee shall have no duty to inquire as to whether the Employer Company is Insolvent and may rely on information concerning the Insolvency of the Employer Company that has been furnished to the Trustee by any creditor of the Employer Company or by any person (other than an employee or director of the Employer Company) acting with apparent or actual authority with respect to the Employer Company.

     3.3 If the Trustee is precluded from paying Benefits from the Trust assets pursuant to Section 3.1 and such prohibition is subsequently removed, the Trustee shall pay the aggregate amount of all Benefits that would have been paid to the Trust Beneficiaries in accordance with this Agreement during the period of such prohibition, less the aggregate amount of Benefits otherwise paid to any Trust Beneficiary by the Company or an Affiliate during any such period, together with interest on the delayed amount determined at a rate equal to the rate actually earned (including, without limitation, market appreciation or depreciation, plus receipt of interest and dividends) during such period with respect to the assets of the Trust corresponding to such net amount delayed. The Company shall instruct the Trustee as to such amounts.
IV. PAYMENTS TO COMPANY
     4.1 Except to the extent expressly contemplated by Section 2.3 and this Article IV, the Company shall have no right or power to direct the Trustee to return any of the Trust assets to the Company before all payments of Benefits have been made to all Trust Beneficiaries as provided in this Agreement. Trustee shall be entitled to rely conclusively upon the Company’s written certification that all such payments have been made.
     4.2 From time to time, the Company may determine for purposes of this Section 4.2 the maximum present value of Benefits (regardless of vesting) that could become payable under each of the Plans (the “Fully Funded Amount”) with respect to all Trust Beneficiaries and the fair market value of the Trust assets. For purposes of calculating the Fully Funded Amount, (a) with respect to a Plan that is an account balance plan, the maximum present value of Benefits payable to each Trust Beneficiary is the value of the account balances (including contributions and earnings through the last completed calendar quarter) of the Trust Beneficiaries under the Plan and (b), with respect to a Plan, other than an account balance plan, the maximum present value of Benefits payable to each Trust Beneficiary shall be the present value (determined as of the last day of the last completed calendar quarter) of all future Benefits payable under the Plan based on reasonable actuarial assumptions established by the Company. The Company shall pay the fees of any appraiser engaged to value any property held in Trust. Thereafter, upon the direction of the Company, the Trustee shall pay to the Company the excess, if any, of the fair market value of the Trust assets over 110% of the Fully Funded Amount plus sufficient assets to pay (a) all premiums due and to become due on any life insurance policies held in the Trust and (b) Trustee fees and expenses, for a period of the next twenty-four months, provided, however, that such request must be accompanied by a statement from the Company that sets forth the basis for the determination of such excess and identifies the professional advisor used to calculate the excess.
     4.3 The Company shall have the right at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value for any assets held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity. The Trustee shall have no responsibility for determining whether such right has been properly exercised or for any investment losses that may result from its exercise.

V. INVESTMENT OF TRUST FUND
     5.1 The Company shall have sole investment discretion and responsibility for the assets of the Trust, and the Trustee shall invest and reinvest, and act with respect to, the assets of the Trust only as directed by the Company in writing from time to time and shall have no investment review responsibility therefor, and shall not render investment advice to any person in connection with any investment options.
     5.2 Subject to such written investment guidelines issued by the Company, the Trustee shall have investment discretion and responsibility for those assets of the Trust for which it accepts such responsibility in writing to the Company; provided, however, that the Trustee shall not have investment discretion for any Company stock or insurance policies or contracts, investment discretion and responsibility for which shall be retained by the Company as provided in Section 5.1.
     5.3 The Trustee shall have the power to invest the assets of the Trust, in accordance with the provisions of Sections 5.1, 5.2, 5.5 and 5.6. The Trustee shall not be liable for any failure to maximize income on such portion of the Trust assets as may be from time to time invested or reinvested as set forth in Sections 5.1, 5.2, 5.5, and 5.6, nor for any loss of principal or income due to the liquidation of any investment that the Company directs as necessary to make payments or to reimburse expenses under the terms of this Agreement.
     5.4 The Trustee shall have all rights conferred upon trustees under Delaware law with respect to the investment of the trust assets.
     5.5 Unless directed otherwise by Company, the Trustee is specifically authorized to invest idle, or otherwise uninvested cash in the service class shares of the Wilmington Prime Money Market Portfolio (the “Prime MM Portfolio”), a money market mutual fund managed by an affiliate of the Trustee. Company acknowledges that the Prime MM Portfolio is an entity separate from Wilmington Trust Company; and that shares in the Prime MM Portfolio are not obligations of Wilmington Trust Company, are not deposits and are not insured by the FDIC, the Federal Reserve or any other governmental agency. Wilmington Trust Company or its affiliates are compensated by the Prime MM Portfolio for investment advisory, custodian, shareholder servicing and other services, and such compensation is described in detail in the prospectus for the Prime MM Portfolio and is in addition to the compensation paid to Trustee hereunder with respect to that portion of the Trust fund, if any, invested in the Prime MM Portfolio.
     5.6 Trustee may hold that portion of the Trust fund as is appropriate for the disbursement of funds in cash, without liability for interest, notwithstanding Trustee’s receipt of “float” from such uninvested cash, by depositing the same in any bank (including deposits which bear a reasonable rate of interest in a bank or similar financial institution supervised by the United States or a State, even where a bank or financial institution is the Trustee, or is otherwise a fiduciary of the Plan), subject to the rules and regulations governing such deposits, and without regard to the amount of such deposit.

In addition, Trustee is specifically authorized to invest idle or otherwise uninvested cash in a money market mutual fund selected by Trustee in its sole discretion, including any money market fund associated with Trustee as described in Section 5.5 above. Notwithstanding anything contained in Sections 5.5 or 5.6, the Trustee shall not make any investment with respect to idle funds to the extent such investment would not permit the Trustee to carry out within 5 business days any investment direction of the Company with respect to such funds.
VI. INCOME OF THE TRUST
     During the continuance of this Trust, all net income of the Trust shall be retained in the Trust.
VII. ACCOUNTING BY TRUSTEE
     The Trustee shall maintain such books, records and accounts as may be necessary for the proper administration of the Trust assets, including such specific records as shall be agreed upon in writing by the Company and the Trustee. On or before the first Friday that follows the last Friday of each of the Company’s fiscal months (with the Company to periodically provide to the Trustee a copy of its fiscal calendar), the Trustee shall furnish to the Company such information regarding the Trust as the Company and the Trustee shall agree upon in writing. Within 60 days following the removal or resignation of the Trustee, the Trustee shall render to the Company an accounting with respect to the Trust assets as of the date of such termination, removal or resignation, as the case may be. Upon the written request of the Company, the Trustee shall deliver to the Company a written report setting forth the amount held in the Trust and a record of the deposits made to the Trust by the Company.
     Upon the expiration of 180 days from the date of Trustee’s annual, quarterly, monthly or any other accounting, the Trustee shall be forever released and discharged from all liability and further accountability to Company or any other person with respect to the accuracy of such accounting and all acts and failures to act of Trustee reflected in such accounting, except to the extent that Company shall, within such 180-day period, file with Trustee specific written objections to the accounting. Neither Company, any participant nor any other person shall be entitled to any additional or different accounting by Trustee and Trustee shall not be compelled to file in any court any additional or different accounting. For purposes of regulations promulgated by the FDIC, Trustee’s account statements shall be sufficient information concerning securities transactions effected for the Trust, provided that Company, upon written request, shall have the right to receive at no additional cost written confirmations of such securities transactions, which shall be mailed or otherwise furnished by the Trustee within the timeframe required by applicable regulations.
VIII. RESPONSIBILITY AND INDEMNIFICATION OF TRUSTEE
     8.1 The duties and responsibilities of the Trustee shall be governed solely by and limited to those expressly set forth in this Agreement without reference to the terms of the Plan, and no implied covenants or obligations shall be read into this Agreement against the Trustee. By way of example, but without limiting the matters subject to the foregoing sentence, Trustee shall have no responsibility with respect to the administration or interpretation of the Plan, payment of Plan benefits other than from the assets of the Trust, the calculation of tax to be withheld, reported and/or paid to taxing authorities and (if applicable pursuant to the fee schedule) withholding, remitting, or reporting to taxing authorities of taxes other than from payments made with Trust assets to Plan participants and other than as directed by Company, or maintaining participant records with respect to the Plan.

     8.2 If all or any part of the Trust assets are at any time attached, garnished, or levied upon by any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by a court affecting such property or any part of such property, then and in any of such events the Trustee shall be authorized to rely upon and comply with any such order, judgment or decree, and it shall not be liable to the Company or any Trust Beneficiary by reason of such compliance even though such order, judgment or decree subsequently may be reversed, modified, annulled, set aside or vacated.
     8.3 The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to anyone for any action taken or not taken pursuant to the terms of this Agreement. Each of the Company and the Trustee shall discharge its responsibility for the investment, management and control of the Trust assets, as applicable, solely in the interest of the Trust Beneficiaries, for the administration of this Trust, and for the exclusive purpose of assuring that, to the extent of available Trust assets, and in accordance with the terms of this Agreement, all payments of Benefits are made when due to the Trust Beneficiaries and all fees and expenses of the Trust are paid.
     8.4 The Trustee may consult with legal counsel (who shall not be counsel for the Company) to be selected by it.
     8.5 The Trustee shall be reimbursed by the Company for its reasonable expenses incurred in connection with the performance of its duties (including, but not limited to, the fees and expenses of counsel, accountants and others incurred pursuant to Sections 3.1, 8.4 or 8.10 for which the Company has received prior written notice from the Trustee, provided that such notice shall only be provided with respect to fees and expenses of an individual professional which Trustee reasonably expects to exceed $5,000), and shall be paid fees as agreed to in writing by the Company on the one hand and the Trustee on the other hand, from time to time for the performance of such duties in the manner provided by Section 8.6.
     8.6 The Company agrees to indemnify and hold harmless the Trustee from and against any and all liabilities, suits, damages, losses, claims or expenses incurred of whatsoever kind and nature (including, but not limited to, expenses of investigation and fees and disbursements of legal counsel to the Trustee, and further including any taxes imposed on the Trust assets or income of the Trust) arising out of or in connection with the performance by the Trustee of its duties, other than such damages, losses, claims or expenses arising out of the Trustee’s gross negligence (except that with respect to the safekeeping of assets or the settlement of trading activity, the standard shall be negligence) or willful misconduct.

The Trustee shall not be required to undertake or to defend any litigation arising in connection with this Trust Agreement unless it be first indemnified by the Company against its prospective costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses), and the Company agrees to indemnify the Trustee and be primarily liable for such costs, expenses and liabilities. Any amount payable to the Trustee under Section 8.5 or this Section 8.6 shall be paid by the Company promptly upon demand by the Trustee, and in the event that the Company fails to make such payment within 30 days of such demand, then it shall be paid from the Trust assets. In the event that payment is made to the Trustee from the Trust assets, the Trustee shall promptly notify the Company in writing of the amount of such payment. The Company agrees that, upon receipt of such notice, it will deliver to the Trustee to be held in the Trust an amount in cash equal to any payments made from the Trust assets to the Trustee pursuant to Section 8.5 or this Section 8.6. The failure of the Company to transfer any such amount shall not in any way impair the Trustee’s right to indemnification, reimbursement and payment pursuant to Section 8.5 or this Section 8.6. The provisions of this Section 8.6 shall survive termination of this Agreement.
     8.7 At the direction of the Company, the Trustee may vote any stock or other securities and exercise any right appurtenant to any stock, other securities or other property it holds, either in person or by general or limited proxy, power of attorney or other instrument.
     8.8 The Trustee may hold securities in bearer form and may register securities and other property held in the Trust fund in its own name or in the name of a nominee, combine certificates representing securities with certificates of the same issue held by the Trustee in other fiduciary capacities, and deposit, or arrange for deposit of, property with any depository; provided that the books and records of the Trustee shall at all times show that all such securities are part of the assets of the Trust.
     8.9 All rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with the Participants.
     8.10 The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals, who may be agents, accountants, actuaries, investment advisors, financial consultants, or otherwise act in a professional capacity, as the case may be, for the Company or with respect to the Plans, to assist the Trustee in performing any of its duties. Subject to the requirements of Section 8.5, all expenses in connection with this Section shall be allowed as authorized expenses of the Trust, and if the Trust assets are not sufficient to cover such expenses, shall be payable by the Company.
     8.11 (a) As directed by the Company, the Trustee shall take all actions in order to collect any life insurance, annuity, or other benefits or payments of which the Trust is the designated beneficiary. The Company shall pay directly all premiums and other charges due thereon in a timely manner, or direct the Trustee to pay all such premiums and charges that are not so paid by the Company. To the extent the Trustee has cash or its equivalent readily available for such purpose or policy loans and/or dividends are available, the Trustee shall pay premiums due with such cash or its equivalent or policy loans and/or dividends, as directed by the Company. If the Trustee does not have sufficient cash or its equivalent readily available and policy loans and dividends are not available, then the Company shall direct the Trustee to liquidate other assets held in the Trust to generate the necessary cash.

          (b) The Trust shall be named sole owner and beneficiary of each life insurance policy held in the Trust and shall have full authority and power to exercise all rights of ownership relating to the policy, except (i) the Trustee shall have no power, other than in accordance with Articles IV and XI hereof, to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, to lend to any person the proceeds of any borrowing against such policy or to surrender any policy or allow any policy to lapse at any time when there are other assets in the Trust that can be disposed of or otherwise used to generate any cash necessary to maintain the policy, and (ii) to the extent necessary to give effect to the provisions of any split-dollar life insurance arrangement policy, and the Trustee shall act with respect to any such policy only as directed by the Company.
          (c) The Trustee shall have the power, at the direction of the Company, to exchange that portion, if any, of the life insurance coverage on any Participant that is in excess of the amount of such coverage necessary to provide sufficient proceeds to pay the corresponding amount of Benefits, for additional life insurance coverage on other Participants. At the direction of the Company, the Trustee shall also have the power to acquire additional life insurance coverage on Participants through application for new life insurance.
     8.12 Trustee shall have no responsibility or liability with respect to: (a) the truth or accuracy of any representation or warranty made in any application or related document provided to the insurer in connection with the issuance or renewal of any insurance policies or insurance contracts, including any representation that the person on whose life an application is being made is eligible to have a contract issued on his or her life; (b) the selection or monitoring (ongoing or periodic) of any insurance policies or insurance contracts held in the Trust or the insurers issuing such policies or contracts; (c) the payment of premiums with respect to such policies or contracts (other than out of assets in the Trust in accordance with Section 8.11(a)); or (d) the exercise of any rights relating to any such policies or contracts except as directed in writing by Company.
IX. AMENDMENTS, ETC., TO PLAN
     Any amendment, restatement, successor or other change in a Plan or the addition of a new Plan that would materially increase the responsibilities or liabilities of the Trustee or materially change its duties shall also require the consent of the Trustee.
X. REPLACEMENT OF TRUSTEE
     The Trustee may resign and be discharged from its duties after providing not less than 90 days’ notice in writing to the Company. The Trustee may be removed at any time upon notice in writing by the Company. No such removal or resignation shall become effective until the effectiveness of the acceptance of the Trust by a successor trustee designated in accordance with this Article X. If no successor trustee is appointed within a reasonable period of time, the Trustee shall petition a court of competent jurisdiction to appoint a successor trustee.

Any successor trustee shall be (or be under common control of) a national banking association with market capitalization exceeding $500,000,000. Upon the acceptance of the Trust by a successor trustee, the Trustee shall release all of the moneys and other property (net of a reserve for such amount as may be necessary for the payment of the Trustee’s fees and expenses incurred prior to resignation or removal) in the Trust to its successor, who after such time shall for all purposes of this Agreement be considered to be the “Trustee.” In the event of its removal or resignation, the Trustee shall duly file with the Company a written statement or statements of accounts and proceedings as provided in Section 7.1 for the period since the last previous accounting of the Trust.
XI. AMENDMENT OR TERMINATION OF AGREEMENT
     11.1 This Agreement may be amended at any time and to any extent by a written instrument executed by the Trustee and the Company; and provided, however, that no amendment shall have the effect of (a) making the Trust revocable (b) altering Section 8.11(b) or 11.2 hereof or (c) depriving any Trust Beneficiary of any Benefits already vested under a Plan.
     11.2 The Trust shall terminate at such time as the Trust no longer contains any assets, or contains assets that, in the sole judgment of the Trustee, are insubstantial in relation to the actual and potential liabilities of the Trustee to pay Benefits under the terms of this Agreement and any other amounts to be paid from the assets of the Trust, including, without limitation, the fees and expenses of the Trustee and counsel. Notwithstanding the previous sentence, if payments under a Plan with respect to any Trust Beneficiary are the subject of litigation or arbitration, the Trust shall not terminate and the funds held in the Trust with respect to such Trust Beneficiary shall continue to be held by the Trustee until the final resolution of such litigation or arbitration. The Trustee may assume that no Plan is the subject of such litigation or arbitration unless the Trustee receives written notice from a Trust Beneficiary or the Company with respect to such litigation or arbitration. The Trustee may rely upon written notice from a Trust Beneficiary as to the final resolution of such litigation or arbitration.
     11.3 Upon a termination of the Trust as provided in Section 11.2, any assets remaining in the Trust, less all payments, expenses, taxes and other charges under this Agreement as of such date of termination, shall be returned to the Company.
XII. SPECIAL DISTRIBUTIONS
     12.1 It is intended that (a) the creation of, transfer of assets to, and irrevocability of, the Trust will not cause the Plan to be other than “unfunded” for purposes of Title I of ERISA; (b) transfers of assets to the Trust will not be transfers of property for purposes of Section 83 of the Code, or any successor provision thereto, nor will such transfers or irrevocability cause a currently taxable benefit to be realized by a Trust Beneficiary pursuant to the “economic benefit” doctrine; and (c) pursuant to Section 451 and Section 409A of the Code, or any successor provision thereto, amounts will be includable as compensation in the gross income of a Trust Beneficiary in the taxable year or years in which such amounts are actually distributed or made available to such Trust Beneficiary by the Trustee.

     12.2 Notwithstanding anything to the contrary contained in the Plan, if the Company obtains an opinion of tax counsel selected by the Company to the effect that based upon any of the following occurring after the date of this Agreement: (a) change in the federal tax or revenue laws, (b) a decision in a controlling case, (c) a published ruling or similar announcement issued by the Internal Revenue Service, (d) a regulation issued by the Secretary of the Treasury, (e) a decision by a court of competent jurisdiction involving a Trust Beneficiary, or (f) a closing agreement made under Section 7121 of the Code, or any successor provision thereto, that is approved by the Internal Revenue Service and involves a Trust Beneficiary, it is more likely than not that an amount is includible in the gross income of a Trust Beneficiary in a taxable year that is prior to the taxable year or years in which such amount would, but for this Section 12.2, otherwise actually be distributed or made available to such Trust Beneficiary by the Trustee, then, to the extent permitted under Section 409A of the Code and any regulations or other guidance issued thereunder, the Company shall direct the Trustee to distribute to each affected Trust Beneficiary an amount equal to the amount determined to be includible in gross income in such prior taxable year.
     12.3 Notwithstanding anything to the contrary contained in the Plan, if a Trust Beneficiary provides evidence satisfactory to the Company demonstrating that, as a result of an assertion by the Internal Revenue Service, a final nonappealable binding determination has been made with respect to a taxable year of such Trust Beneficiary that an amount is includible in the gross income of such Trust Beneficiary in a taxable year that is prior to the taxable year in which such amount would, but for this Section 12.3, otherwise actually be distributed or made available to such Trust Beneficiary by the Trustee, then, to the extent permitted under Section 409A of the Code and any regulations or other guidance issued thereunder, the Company shall direct the Trustee to distribute to such Trust Beneficiary an amount equal to such amount determined by the Internal Revenue Service to be includible in gross income in such prior taxable year.
XIII. GENERAL PROVISIONS
     13.1 The Company shall, at any time and from time to time, upon the reasonable request of the Trustee, provide information, execute and deliver such further instruments and do such further acts as may be necessary or proper to effectuate the purposes of this Trust. Any action required to be taken by the Company shall be by (i) resolution of its board of directors or (ii) by the written direction of one or more of its president, any vice president or treasurer or assistant treasurer, or (iii) by such other person or persons as shall be authorized by one or more of its president, any vice president or treasurer or assistant treasurer or by resolution of its board of directors, which resolution shall be filed with the Trustee. The Trustee may take or omit to take any action in accordance with written direction purporting to be signed by such an officer of the Company or other authorized person, or in reliance upon a certified copy of a resolution of the board of directors which the Trustee believes to be genuine. The Trustee shall have no responsibility or liability for any action taken by the Trustee in accordance with any such resolution or direction.
     13.2 Each Exhibit referred to in this Agreement shall become a part of this Agreement and is expressly incorporated by reference upon delivery to and receipt by the Trustee.

     13.3 This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, arrangements and understandings between the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.
     13.4 This Agreement shall be governed by and construed in accordance with the laws of Delaware, without giving effect to the principles of conflict of laws thereof.
     13.5 If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.
     13.6 (a) The preamble to this Agreement shall be considered a part of the agreement of the parties as if set forth in a section of this Agreement.
             (b) The headings and table of contents contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.
     13.7 The right of any Trust Beneficiary to any benefit or to any payment may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by any Trust Beneficiary to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. The Trust assets shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Trust Beneficiary.
     13.8 Each Participant (and, where applicable, each successor) is an intended beneficiary under this Trust, and as an intended beneficiary shall be entitled to enforce all terms and provisions with the same force and effect as if such person had been a party to the Agreement.
     13.9 Notwithstanding any other provision, the parties’ respective rights and obligations under Section 13.8 shall survive any termination or expiration of this Agreement.
     13.10 In no event will Trustee have any obligation to provide, and in no event will Trustee provide, any legal, tax, accounting, audit or other advice to Company with respect to the Plan or this Trust. Company acknowledges that it will rely exclusively on the advice of its accountants and/or attorneys with respect to all legal, tax, accounting, audit and other advice required or desired by Company with respect to the Plan or this Trust. Company acknowledges that Trustee has not made any representations of any kind, and will not make any representations of any kind, concerning the legal, tax, accounting, audit or other treatment of the Plan or this Trust.
     13.11 Company acknowledges that Trustee is not an advisor concerning or a promoter with respect to the Plan or the Trust, but merely is a service provider offering the Trust services expressly set forth in this Agreement. In particular, Company acknowledges that Trustee is not a member of a joint venture or otherwise a partner with Company’s accountants, auditors, consultants or with any other party, with respect to the Plan or this Trust.

     13.12 Company represents and warrants that the Plan and the administration thereof and the establishment of this Trust comply with applicable law and the Company shall take reasonable action to maintain compliance therewith.
     13.13 Trustee shall have no liability for any losses arising out of delays in performing the services which it renders under this Trust Agreement which result from events beyond its control, including without limitation, interruption of the business of Trustee due to acts of God, acts of governmental authority, acts of war, riots, civil commotions, insurrections, labor difficulties (including, but not limited to, strikes and other work slippages due to slow-downs), any action of any courier or utility, mechanical or other malfunction, and electronic interruption.
XIV. NOTICES
     For all purposes of this Agreement, any communication, including without limitation, any notice, consent, report, demand or waiver required or permitted to be given shall be in writing and shall be effective upon receipt of such notice and may be delivered (i) personally, (ii) by facsimile, or (iii) by mail and addressed as follows:

If to the Company, to:	Abercrombie & Fitch Co. 6301 Fitch Path New Albany, Ohio 43054 Attention: Assistant Treasurer

If to the Trustee, to:	Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-0001 Attention: Corporate Retirement Services

If to a Participant, to:	the address of such Participant most recently listed in the Company’s records, provided, however, that if any party or such party’s successors shall have designated a different address by notice to the other parties, then to the last address so designated.

     IN WITNESS WHEREOF, the Company and the Trustee caused this Agreement to be executed on its behalf as of the date first above written.

WILMINGTON TRUST COMPANY		ABERCROMBIE & FITCH CO.

By:	/s/ Jennifer Matz	By:	/s/ Peter A. Hutt

	Vice President		Peter A. Hutt, VP/Treasurer

EXHIBIT A
PLAN
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A-1